UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

StarTek, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	84-1370538 (I.R.S. employer Identification No.)

44 Cook St. Suite 400 Denver, Colorado (Address of principal executive offices)	80206 (Zip code)
STARTEK, INC. STOCK OPTION PLAN
STARTEK, INC. DIRECTORS’ STOCK OPTION PLAN
(Full title of the plans)
A. Laurence Jones
President and Chief Executive Officer
StarTek, Inc.
44 Cook St. Suite 400
Denver, Colorado 80206
(Name and address of agent for service)
(303) 399-2400
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

Title of securities	Amount to be	Proposed maximum	Proposed maximum	Amount of
to be registered	registered (1)	offering price pershare(2)	aggregate offering price(2)	registration fee(3)
Common stock	500,000	$9.46	$4,730,000	$145.21

(1)	Shares to be registered are in addition to the 1,075,000 shares of common stock registered by StarTek, Inc. (the Company) on April 28, 1999 (Registration Statement No. 333-77009), the 600,000 shares of common stock registered by the Company on June 15, 2001 (Registration Statement 333-63106), the 300,000 shares of common stock registered by the Company on July 16, 2004 (Registration Statement 333-117451), the 150,000 shares of common stock registered by the Company on July 28, 2005 (Registration Statement 333-126989), and the 115,000 shares of common stock registered by the Company on June 9, 2006 (Registration Statement 333-134903).

(2)	Estimated solely for purposes of calculating the registration fee. Based on the average high and low prices reported on the New York Stock Exchange on May 4, 2007, pursuant to Rule 457(h) and (c).

(3)	Calculated pursuant to Section 6(b) of the Securities Act of 1933 and Fee Rate Advisory #6 for 2007 as follows: proposed maximum aggregate offering price multiplied by .0000307.

Explanatory Statement
On May 7, 2007, the shareholders of StarTek, Inc. (the “Company”) approved amendments to the StarTek, Inc. Stock Option Plan (the “Employee Plan”) and the Directors’ Option Plan (“Directors’ Plan”), which increased the number of shares reserved for issuance under the Plans by an aggregate of 500,000 shares, allocated as to 488,000 shares reserved for issuance under the Employee Plan and 12,000 shares reserved for issuance under the Directors’ Plan. The purposes of this Registration Statement is to register such additional shares for issuance under the Plans.
The Company has prepared this Registration Statement in accordance with the requirements of Form S-8. Pursuant to General Instruction E of Form S-8, the contents of Registration Statement Nos. 333-77009, 333-63106, 333-117451, 333-126989 and 333-134903 relating to the Plans, as amended, are hereby incorporated by reference.

Part II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
Exhibit Index
Opinion of Faegre & Benson, LLP
Consent of Ernst & Young, LLP
Amendment No. 6 to Stock Option Plan
Amendment No. 3 to the Directors' Stock Option Plan

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The Company hereby incorporates by reference in this Registration Statement the following documents:
(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2006,

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, and

(c)	The Company’s Current Report on Form 8-K filed May 8, 2007.
All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.
Item 8. Exhibits

Exhibit No.	Description

5.1	Opinion of Faegre & Benson, LLP on legality of stock offered
23.1	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm
23.2	Consent of Faegre & Benson, LLP (included in Exhibit 5.1)
99.1	Amendment No. 6 to the StarTek, Inc. Stock Option Plan
99.2	Amendment No. 3 to the Directors’ Stock Option Plan
Item 9. Undertakings.
A.	Post-Effective Amendments.

The undersigned registrant hereby undertakes:
 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in this registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.	Subsequent Documents Incorporated by Reference.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.	Claims for Indemnification.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or other controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements the Securities Exchange Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Denver, State of Colorado, on May 9, 2007.

StarTek, Inc.	By:	/s/ A. Laurence Jones

A. Laurence Jones
Director, President, Chief Executive Officer and Interim Chief Financial Officer
(Principal Executive Officer and Principal Financial Officer)
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been duly signed by the following persons in the capacities and on the date indicated.

/s/ Sylvia A. Church Sylvia A. Church	Vice President and Controller	Date: May 9, 2007
(Principal Accounting
Officer)

/s/ Ed Zschau Ed Zschau	Director, Chairman of the Board of Directors	Date: May 9, 2007

/s/ P. Kay Norton	Director	Date: May 9, 2007
P. Kay Norton

/s/ Albert C. Yates Albert C. Yates	Director	Date: May 9, 2007

Exhibit Index

Exhibit No.	Description

5.1	Opinion of Faegre & Bension, LLP on legality of stock offered
23.1	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm
23.2	Consent of faegre & Benson, LLP (included in Exhibit 5.1)
99.1	Amendment No.6. to the StarTeck, Inc. Stock Option Plan
99.2	Amendment No.3. to the Directors’ Stock Option Plan